UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/03/2010

Dynavax Technologies Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2929 Seventh Street, Suite 100
Berkeley, CA 94710-2753
(Address of principal executive offices, including zip code)

(510) 848-5100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition

On November 4, 2010, Dynavax Technologies Corporation ("Dynavax"), issued a press release announcing its financial results for third quarter ended September 30, 2010. A copy of the press release is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

The information with respect to item 2.02 in this current report and its accompanying exhibit shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this current report and in the accompanying exhibit shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by Dynavax, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 3, 2010, Stephen F. Tuck, Ph.D., joined Dynavax Technologies Corporation ("Dynavax" or the "Company") as the Company's Vice President, Global Technical Operations. Dr. Tuck, age 48, was an independent consultant to biotechnology and pharmaceutical clients from 2007 to 2010, which included Dynavax. From 1997 until 2007, Dr. Tuck was an employee of Dynavax where he held a series of positions with increasing responsibility and ultimately served as our Vice President of Biopharmaceutical Development. Prior to joining Dynavax in November 1997, Dr. Tuck was employed by Chiron Corporation, where he had served in various capacities in the Technical Affairs and Process Development departments. At Chiron, Dr. Tuck was involved in the development of Fluad(R), a novel adjuvanted influenza vaccine, various subunit vaccines, adjuvants and protein therapeutics. Prior to joining Chiron, Dr. Tuck was a post-doctoral fellow at Johns Hopkins University School of Medicine and the University of California, San Francisco. He has over 20 years of experience in pharmaceutical chemistry. Dr. Tuck received his Ph.D. and B.Sc. from Imperial College, University of London.

Under the terms of his at-will offer letter, Dr. Tuck will be paid an annual salary of $325,000. Dr. Tuck is also eligible to earn annual incentive compensation of up to 50% of his annual salary. In addition, for starting work not later than November 3, 2010, Dr. Tuck will receive a sign-on bonus of $50,000, subject to repayment if he voluntarily terminates his employment prior to the first anniversary of his start date. In addition, subject to board approval, the Company will grant Dr. Tuck two stock options to purchase 125,000 shares and 50,000 shares, respectively, of the Company's Common Stock. The first option will vest in four equal annual installments. The second option will vest upon achievement of certain performance goals prior to the end of 2012. The options will have an exercise price not less than the fair market value of the underlying stock on the date of grant. In addition, subject to board approval, the Company will grant Dr. Tuck a restricted stock unit award for 75,000 shares of the Company's Common Stock, which will vest based on the achievement of certain performance milestones. All compensation offered to Dr. Tuck is subject to applicable tax withholdings.

Dr. Tuck has entered into the Company's standard form of a Management Continuity and Severance Agreement, dated as of November 3, 2010 (the "Agreement"). The form of the Agreement was filed with the Securities and Exchange Commission ("SEC") as exhibit 10.38 to the Company's Form 10-K, as filed with the SEC on March 6, 2009. The Agreement provides severance payments and benefits to Dr. Tuck upon an involuntary termination of employment, as well as certain change in control benefits. If Dr. Tuck's employment is involuntarily terminated other than following a change in control, Dr. Tuck will receive (i) a lump-sum cash payment equal to six months of the executive's then effective annual base salary, (ii) a payment that may be used toward the cost of health care continuation coverage for up to six months, and (iii) six months accelerated vesting of unvested options to purchase Dynavax Common Stock. If Dr. Tuck's employment is involuntarily terminated within twenty-four months following a change in control, Dr. Tuck will receive (i) a lump-sum cash payment equal to twelve months of the executive's then effective annual base salary, (ii) a lump-sum cash payment equal to his target bonus, (iii) a payment that may be used toward the cost of health care continuation coverage for up to twelve months, and (iv) the ability to exercise his then outstanding vested options to purchase Dynavax Common Stock for up to three years following his termination. In addition, if, in connection with a change in control, Dr. Tuck is offered and accepts a position with the acquirer, or is not offered a comparable position with the acquirer, then, as of immediately prior to the closing of the change in control, his then outstanding but unvested options to purchase Dynavax Common Stock will become vested as to the number of shares underlying each such option that would have vested, in the ordinary course, in the following two years.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibit
Exhibit No.        Description
99.1        Press Release, dated November 4, 2010 titled "Dynavax Reports 2010 Third Quarter Financial Results."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation

Date: November 08, 2010	By:	/s/ Jennifer Lew
Jennifer Lew
Vice President, Finance

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release, dated November 4, 2010 titled "Dynavax Reports 2010 Third Quarter Financial Results."